Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz First Senior Vice President Director of Marketing & Public Relations 973-305-4005

VALLEY NATIONAL BANCORP RECEIVES APPROVAL FROM U.S. TREASURY TO

REPAY ITS REMAINING TARP FUNDS

Wayne, NJ – Tuesday, December 22, 2009-— Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, announced today that it has received approval from the U.S. Department of the Treasury for its request to redeem the final 100,000 shares of Valley’s Series A Preferred Stock outstanding and held by the Treasury under the Capital Purchase Program. Valley expects to pay approximately $100.5 million to the Treasury to repurchase the preferred stock (including accrued and unpaid dividends) on December 23, 2009. Valley’s redemption of the shares is not subject to additional conditions or stipulations from the Treasury.

“This repayment effectively ends Valley’s participation in the U.S. Treasury’s Capital Purchase Program,” remarked Valley Chairman, President & CEO Gerald H. Lipkin. “Valley’s decision to exit the program reflects our current assessment of the economic conditions within our geographic marketplace coupled with the Company’s strong capital ratios. During the course of 2009, Valley raised an additional $135 million of common equity through two well received equity offerings. We believe our capital position after the repayment will continue to provide us excellent flexibility in the management of our balance sheet.”

The preferred stock that Valley will repurchase for $100 million currently has a carrying value of $97.8 million (net of a $2.2 million unaccreted discount) on Valley’s statement of financial condition. As a result of the repurchase, Valley will accelerate the accretion of the $2.2 million discount and record a reduction in retained earnings. Additionally, the reduction will be treated in a manner consistent with that for accrued preferred dividends in reporting net income available for common shareholders in the results of operations for the fourth quarter of 2009.

In connection with the November 2008 issuance of the preferred stock, Valley issued to the Treasury a warrant to purchase approximately 2.4 million shares at $18.66 (adjusted for a 5% common stock dividend issued on May 22, 2009). This warrant is still held by the Treasury and remains outstanding at this time. In accordance with the stock purchase agreement, Valley will determine within 15 days whether to exercise its option to repurchase the warrant at fair market value.

About Valley

Valley National Bancorp is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 199 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

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